Exhibit 99.2

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG Announces Full-Year 2019 Financial Guidance

PPG today announced certain targets for 2019. The operational and financial metrics are supported by PPG’s strategic initiatives to enhance shareholder value, and are expected to drive performance this year and beyond. The Board and management team are strongly aligned and accountable for shareholder value creation and are committed to achieving these targets.

•	Sales growth of 3 to 5 percent in constant currencies including recently announced acquisitions

•
Adjusted earnings per share growth, excluding currency translation impacts, of 7 to 10 percent, including improvement toward pre-inflationary operating margins as we continue to work with customers to receive appropriate value for our innovative products

•	Strong alignment with shareholder value creation by maintaining 10 percent EPS growth as the earnings-related metric for variable long-term incentive compensation

•	Deliver at least $70 million in cost savings, which are reflected in the EPS target

•	Recommend an increase in the annual per share dividend to our Board of Directors, consistent with the past 47 years

•
Complete the strategic review of the business portfolio regarding the shareholder value associated with the combination or separation of the architectural and industrial coatings businesses by the end of the second quarter 2019

•
Continued Board and management support to enhance governance structure by proposing to amend Articles of Incorporation and Bylaws eliminating the classified board and removing supermajority voting. PPG has made these shareholder proposals in the past, but will take an extra step this year and engage a proxy solicitor in an effort to achieve the required approval of 80 percent of the outstanding shares of common stock.

“These targets are consistent with our hallmarks of delivering innovative products to our customers, driving operational excellence and rewarding shareholders,” said Michael H. McGarry, PPG chairman and CEO. “The 7 to 10 percent EPS growth target is specific, actionable and reflective of the current macroeconomic environment. We will maintain a minimum of 10 percent EPS growth as our earnings-related metric for our variable long-term incentive compensation, ensuring very strong alignment with shareholder value creation.

“Over the last several months, PPG has actively engaged with many of our shareholders. The targets and objectives announced today resulted from PPG’s planning process, are responsive to a broad set of shareholder feedback and demonstrate confidence in the Company’s long-term prospects and operational excellence.

“PPG remains well-positioned strategically and financially. We have an outstanding team and differentiated industry expertise, a broad geographic footprint and robust world-class product innovation. The Board and management remain deeply committed to shareholder value creation. We are very appreciative of the input and constructive dialogue that we have with all of our shareholders and look forward to providing further updates throughout the year,” concluded McGarry.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in
Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. Such factors also include risks related to the impact of the restatement disclosed in our amended 2017 Annual Report on Form 10-K/A, including the impact on PPG’s reputation and commercial contracts, our ability to successfully remediate the material weakness in our internal control over financial reporting disclosed in our amended Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, the effectiveness of our internal control over financial reporting, including the identification of additional control deficiencies and further expenditures related to our restatement. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K/A are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 17, 2019, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.